Exhibit 10.1

REAL ESTATE PURCHASE AND SALE CONTRACT

by and between

NNN REIT, LP,

a Delaware limited partnership, or assigns,

as BUYER

and

RumbleOn, Inc.,

a Nevada corporation,

as SELLER

Premises: Nine (9) Properties as described in Exhibit A

i

Attachments:

Exhibit A -	Description of the Respective Premises

Exhibit B -	Form of Lease and Guaranty

Exhibit C -	Form of Assignment of Licenses, Permits, Plans, Contracts and Warranties

Exhibit D -	Form of Special Warranty Deed

Exhibit E -	List of Nine (9) Premises, the initial allocation of the Purchase Price between the Premises, and the Rents Payable by Tenant

Exhibit F -	Intentionally Omitted

Exhibit G -	Form of Quit Claim Bill of Sale

ii

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this “Agreement”) is made and entered into August __, 2023 (the “Effective Date”), by and between RUMBLEON, INC., a Nevada corporation (“Seller”), and NNN REIT, LP, a Delaware limited partnership, or its assigns (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell nine (9) separate premises of real property located in the Cities and State(s) listed on Exhibit E hereto as more fully described in Exhibit A attached hereto and by reference incorporated herein, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Business Day” shall mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a U.S. federal holiday.

(b) “Closing” shall mean the consummation of the purchase and sale of all of the Premises (as defined below) in accordance with the terms of this Agreement.

(c) “Closing Date” shall mean the date on which each Closing actually occurs.

(d) “Earnest Money Deposit” shall mean the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) to be deposited by Buyer to Escrow Agent pursuant to Section 3(a) of this Agreement, as well as any interest earned thereon.

(e) “Escrow Agent” shall mean Fidelity National Title Insurance Company, by and through its National Division, whose address is set forth in Section 17 below.

(f) “Guarantor” shall mean RumbleOn, Inc., a Nevada corporation.

(g) “Guaranty” shall mean the Guaranty of each Lease to be executed by the Guarantor in the form attached as Exhibit B.

(h) “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which each of the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(i) “Improvements” shall mean all of the improvements on all of the Properties, including but not limited to the building(s), the site improvements, all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, canopies, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas and all appurtenances thereto.

(j) “Inspection Period” shall mean that period of time starting on the Effective Date of this Agreement and terminating at 11:59 p.m. on the later of (i) thirty-five (35) days following the Effective Date, or (ii) fourteen (14) days after Buyer’s receipt of the last of all New Third Party Reports, as hereinafter defined, for all of the Properties. Notwithstanding the foregoing, the Inspection Period for the Premises located at 290 N. Beach Street, Daytona, FL (the “Daytona Premises”) shall expire sixty-five (65) days following the Effective Date. However, in no event shall either Inspection Period expire on a Saturday, Sunday or on a U.S. federal holiday, in which case such Inspection Period will expire on the next Business Day.

(k) “Lease” shall collectively mean the Unitary Master Lease Agreement for eight (8) of the Properties and a single site Lease Agreement for the Daytona Premises (which shall be substantially in the same form of the Unitary Master Lease with both such leases being cross-defaulted) to be entered into at each Closing between Buyer, as lessor, and Tenant, as lessee, in the form attached on Exhibit B. The financial terms of the Lease are as follows: initial fifteen (15) year base term with five (5), five (5) year renewal options, and base rent for the Unitary Master Lease of THREE MILLION SEVEN HUNDRED FORTY-SIX THOUSAND EIGHT HUNDRED THIRTY AND NO/100 DOLLARS ($3,746,830.00) and FIVE HUNDRED SEVENTEEN THOUSAND FIVE HUNDRED SEVENTY-TWO AND NO/100 DOLLARS ($517,572.00) for the Lease for the Daytona Premises with rent increasing annually by two (2) times the positive increase in the Consumer Price Index (as defined in the Lease) not to exceed two percent (2.0%) during the Term and all Option Periods. In the event any Premises is removed from the transaction in accordance with the express provisions of this Agreement, the initial base rent amount under the Lease shall be reduced based on the original allocation for such Premises set forth on Exhibit E and a cap rate of seven and one-half percent (7.5%).

(l) “Permits” shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements on each of the respective Premises, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

(m) “Permitted Exceptions” shall mean all of the following: (i) ad valorem real property taxes and assessments for the year of each Closing that are not yet payable and (ii) those additional matters agreed to by both Buyer and Seller during each Inspection Period, if any; provided, however, the following shall not be Permitted Exceptions: (i) any real estate taxes or assessments related to any period prior to each Closing unless such taxes are not yet payable, and (ii) any lien, mortgage, deed of trust or security interest of any party on any of the Properties, all of which shall be removed or discharged by Seller at or prior to each Closing.

(n) “Personalty” shall mean all items of tangible personal property owned by Seller which are located on and which are used or useful in connection with the maintenance and operation of each of the respective Premises; specifically excluding, however, any personal property owned by Tenant.

(o) “Phase I Report” shall mean a Phase I Environmental Site Assessment: (i) certified to Buyer, NNN REIT, Inc., NNN REIT, LP, and their respective affiliates, subsidiaries, designees, successors and assigns, (ii) prepared by a licensed environmental consulting firm acceptable to Buyer that shall carry professional liability insurance in such amounts acceptable to Buyer, and (iii) prepared in accordance with Buyer’s standard requirements and constituting an “all appropriate inquiry” as defined in 40 CFR Part 312 (the “All Appropriate Inquiry Rule”) that is consistent with good commercial and customary practice by implementing the American Society for Testing and Materials (“ASTM”), Standard Practice for Environmental Site Assessments: Phase I ESA Process (the “Phase I Standard”), as updated and amended from time to time (currently, “ASTM E 1527-21”), and (iv) conducted no more than one hundred eighty (180) days prior to each Closing Date such that the assessment meets the requirements of the Phase I Standard. The Phase I Standard shall be met if the components of the inquiries made in the assessment were conducted or updated within one hundred eighty (180) days of and prior to each Closing Date in accordance with Section 4.6 of the ASTM E 1527-21 standard.

(p) “Phase I Reports” shall collectively mean the Phase I Reports for all of the Properties.

(q) “Plans” shall mean the final “as-built” plans and specifications for the Improvements.

(r) “Premises” shall mean a fee simple interest in each of the nine (9) separate parcels of real property being more particularly described on Exhibit A attached hereto and as listed on Exhibit E attached hereto and by reference incorporated herein, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any mineral rights or interests, and (iv) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

(s) “Properties” shall collectively mean a fee simple interest in all of the Premises to be sold pursuant to this Agreement.

(t) “Purchase Price” shall mean the total purchase price of all of the Properties which is FIFTY SIX MILLION EIGHT HUNDRED FIFTY EIGHT THOUSAND SIX HUNDRED NINETY THREE AND NO/100 DOLLARS ($56,858,693.00), which purchase price is comprised of the individual purchase prices for each of the Premises which is more particularly set forth on Exhibit E. Buyer shall have the right to reallocate the Purchase Price amongst the Premises prior to each Closing so long as the total Purchase Price remains unchanged. Upon said reallocation Buyer shall notify Seller of the reallocated Purchase Price. Should any Premises be removed from this Agreement pursuant to the specific terms of this Agreement, the Purchase Price hereunder shall be reduced by the allocation set forth on Exhibit E notwithstanding any reallocation by Buyer hereunder.

(u) Intentionally Omitted.

(v) Intentionally Omitted.

(w) Intentionally Omitted.

(x) “Tenant” shall collectively mean Freedom Powersports Fort Worth, LLC, a Texas limited liability company; Freedom Powersports, LLC, a Texas limited liability company; Freedom Powersports McKinney, LLC, a Texas limited liability company; Freedom Powersports Johnson County, LLC, a Texas limited liability company; Freedom Powersports Dallas, LLC, a Texas limited liability company; Freedom Powersports Lewisville, LLC, a Texas limited liability company; Freedom Powersports McDonough LLC, a Delaware limited liability company; and RNMC Daytona, LLC, a Florida limited liability company.

(y) “Title Company” shall mean Fidelity National Title Insurance Company, by and through its National Division Office, which shall issue the owner’s policy of title insurance required hereunder.

2. Purchase and Sale of Properties. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Properties to Buyer, and Buyer hereby agrees to purchase the Properties from Seller.

3. Purchase Price for Properties. The Purchase Price for the Properties shall be payable in the following manner:

(a) Earnest Money Deposit. Not later than four (4) Business Days following the Effective Date, Buyer shall deposit with Escrow Agent the Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement. After clearance of funds, Escrow Agent shall only hold the Earnest Money Deposit in an interest bearing money market account (which holds only U.S. treasuries) at a federally insured financial institution reasonably acceptable to Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number 56-1431377 of Buyer. All interest earned on the Earnest Money Deposit, or any portion thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at each Closing.

Buyer shall have the right, at its option during the term of this Agreement, to substitute one or more letters of credit for all or any portion of the Earnest Money Deposit. The letter(s) of credit shall be drawn on Wells Fargo Bank, or any other financial institution reasonably acceptable to Seller and shall name Escrow Agent as beneficiary. The letter(s) of credit shall not impose any conditions to the drawing thereof other than a certificate from the Escrow Agent that Escrow Agent is entitled to draw upon the letter of credit pursuant to the terms of this Agreement. If any letter(s) of credit do not have an expiration date of at least thirty (30) days after either Closing Date, then Buyer shall renew or extend such letter(s) of credit at least fifteen (15) days prior to the expiration thereof. If Buyer fails to deliver proper renewals or extension documentation prior to the deadline for same, then Escrow Agent shall draw upon the letter(s) of credit which have not been timely renewed or extended and hold the proceeds thereof as the Earnest Money Deposit under this Agreement. In such event, Buyer may, at its option, again replace any portion of the cash Earnest Money Deposit with a letter of credit satisfying the requirements of this Agreement. The letter(s) of credit shall be held and disbursed in the same fashion as the Earnest Money Deposit under this Agreement. Except when the proceeds of any letter of credit shall be promptly deposited into the registry of the court pursuant to the terms of this Agreement, the letter(s) of credit shall not be drawn upon by Escrow Agent until the Escrow Agent is otherwise authorized to deliver the Earnest Money Deposit to Seller pursuant to this Agreement (i.e., the letter(s) of credit may not be drawn upon until after the expiration of any applicable notice provisions set forth in Section 12 of this Agreement); provided, however, that notwithstanding any notice requirements in this Agreement, Escrow Agent shall be entitled to draw upon any expiring letter(s) of credit which are not timely renewed or extended pursuant to the terms of this Subsection, in which event Escrow Agent will hold and disburse the proceeds thereof in the manner set forth in this Agreement. At each Closing, the letter(s) of credit shall be returned to Buyer and not credited against the Purchase Price otherwise due from Buyer at such Closing.

(b) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 11 hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at each Closing by wire transfer of immediately available federal funds, as Seller shall direct.

(c) Independent Contract Consideration. Buyer and Seller hereby acknowledge that ONE HUNDRED AND 00/100 DOLLARS ($100.00) of the Earnest Money Deposit constitutes independent contract consideration (the “Independent Contract Consideration”) for this Agreement, which sum shall be paid to Seller upon any termination of this Agreement (except arising from a default by Seller hereunder) and shall be non-refundable to Buyer, but which shall be applied against the Purchase Price at each Closing.

4. Closing Date. Each Closing shall take place on a date mutually acceptable to Buyer and Seller, but in no event later than ten (10) days after the expiration of the applicable Inspection Period. Notwithstanding the foregoing, Buyer may elect, at Buyer’s sole option, to accelerate each Closing Date to the date of the expiration of the applicable Inspection Period (or such other date thereafter but in no event later than ten (10) days after the expiration of the applicable Inspection Period) upon three (3) days prior notice to Buyer.

5. Seller Deliveries. On or before the Effective Date of this Agreement, Seller has delivered to Buyer any and all of the following regarding the Properties which Seller has in its possession or control: (i) surveys, (ii) Plans, (iii) Permits, (iv) environmental reports, studies or assessments, (v) warranties, (vi) all financial data regarding Tenant, Guarantor, and regarding Tenant’s financial performance on the Properties, and (vii) a copy of the vesting deed for each Premises and Seller’s owner’s policy of title insurance. On or before the Effective Date hereof, Seller shall order for delivery to Buyer the following third party reports: (i) a Phase I Report for each Premises, (ii) a Commitment from the Title Company for an owner’s extended title insurance policy (ALTA 2006 form) with respect to each of the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price allocated to that Premises (the “Title Commitments”), together with copies of all title exceptions identified in the Title Commitments, (iii) an ALTA as-built survey of each Premises containing Buyer’s standard certification and otherwise meeting Buyer’s standard requirements (the “Surveys”), and (iv) a new zoning report for each Premises which meets Buyer’s standard requirements (collectively, the “New Third Party Reports”).

6. Inspection Period and Buyer’s Inspections. Subject to the specific limitations set forth below in this Section, Buyer through its agents, employees and independent contractors shall have the right from time to time during each Inspection Period and continuing through each Closing Date, to enter each of the respective Premises for the purpose of inspecting the same and performing its due diligence review and testing of the Properties, including but not limited to environmental testing, title review, survey review, and zoning and building condition assessments or reviews. Buyer shall indemnify and hold harmless Seller, Tenant and their respective contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising directly out of any inspection of and testing at any of the Premises by Buyer, its agents and representatives; provided, however, the foregoing shall not include any pre-existing conditions discovered by Buyer during its inspections, provided that Buyer did not cause such condition(s). Buyer shall not, and shall not permit its agents or representatives to, unreasonably interfere with Tenant’s activities at any of the Premises. Buyer shall not conduct any Phase II intrusive testing without the prior consent of Seller, which may be granted or withheld in Seller’s sole discretion. During each Inspection Period, Buyer shall review and determine if the proposed transaction, the Properties, title to the Properties, the condition of the Properties, each Lease and each Guaranty, and the Tenant are acceptable to Buyer, in its sole and absolute discretion. During each Inspection Period, Buyer may need to obtain the approval of its real estate investment committee and its board of directors.

Buyer may terminate this Agreement for any reason or for no reason on or before the end of each Inspection Period by providing notice of termination to Seller and Escrow Agent in accordance with the notice provisions of this Agreement, in which case the Earnest Money Deposit shall be refunded to Buyer without Seller having any right to object to such release of the Earnest Money Deposit, except for the Independent Contract Consideration, which shall be disbursed to Seller. Upon delivery of said termination notice, this Agreement shall terminate and all obligations of Seller and Buyer hereunder shall terminate except for those obligations which expressly survive the termination or expiration of this Agreement.

If Buyer has a material objection only with respect to environmental as to the Daytona Premises, then Buyer shall be entitled to partially terminate this Agreement as to the Daytona Premises on or before the expiration of the Inspection Period for the Daytona Premises by delivering written notice thereof to Seller and Escrow Agent in accordance with the notice provisions of this Agreement, in which case any remaining Earnest Money Deposit shall be refunded to Buyer without Seller having any right to object to such release of the Earnest Money Deposit.

7. Title to Premises; State of Title to be Conveyed. At each Closing, Seller shall convey fee simple title to each of the Premises to Buyer, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions.

8. Seller’s Obligation Between the Effective Date and the Closing Date. Between the Effective Date and each Closing Date, Seller shall:

(a) Deliver notice to Buyer promptly upon receiving notice of (i) any and all claims, threatened claims, or complaints related to any Premises, any Lease, any Tenant or any Guarantor, (ii) any and all notices of any eminent domain action threatened against or instituted against any Premises, and (iii) any casualty event on any Premises.

(b) Not materially modify any Improvements, nor take any action on any Premises which negatively impacts the value of the Premises.

(c) Not enter into any contracts for services or otherwise that may be binding upon any of the Premises or upon the Buyer subsequent to each Closing, nor modify or grant any liens, encumbrances, easements, or licenses affecting any of the Premises, nor take any legal action in connection with any of the Premises which will affect Buyer’s title to the same, nor enter into any new leases of space in any of the Premises, without the express prior written consent of Buyer. Buyer’s response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

9. Buyer’s Closing Conditions. Buyer’s obligation to close under this Agreement on any Premises shall be subject to the following conditions being satisfied as of each Closing Date:

(i) The Tenant shall be in exclusive and sole possession of and open and operating on all of the Premises.

(ii) The representations and warranties of Seller set forth herein shall be true, correct and complete in all material respects on and as of each Closing Date.

(iii) Intentionally deleted.

(iv) Each Phase I Report approved by Buyer during each Inspection Period shall meet the Phase I Standard and shall continue to accurately reflect the environmental condition of the respective Premises.

(v) There shall have been no material or adverse change in the condition or value of any Premises or Improvements since the Effective Date of this Agreement.

(vi) The Title Company shall have delivered to Buyer the Title Commitment for each of the Premises “marked-up” and effectively dated as of each Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner’s policy of title insurance for each Premises in the amount of the Purchase Price applicable to that respective Premises, subject only to the Permitted Exceptions.

(vii) The financial condition of Tenant and Guarantor shall not have materially deteriorated from the financial condition disclosed to Buyer in the financial reports provided to Buyer prior to the date of this Agreement, and in any event neither Tenant nor Guarantor (a) shall have filed or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof, and (b) shall have defaulted on or have missed a payment on any obligation with a face amount in excess of $1,000,000.

If the foregoing contingencies set forth in this Section are not satisfied then in addition to any rights and remedies Buyer may have under this Agreement, Buyer may terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with the notice provisions of this Agreement. If this Agreement is terminated by Buyer, the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer.

10. Deliveries at Closing. On or before each Closing Date, Buyer and Seller shall deliver to each other the documents and items indicated below, which shall be delivered to the Escrow Agent to hold in escrow (unless otherwise set forth below):

(a) Seller shall deliver to Buyer at least two (2) Business Days before each Closing Date:

(i) An appropriate “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances (other than the Permitted Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance for each of the respective Premises and otherwise insure any “gap” period occurring between the applicable Closing and the recordation of the closing documents.

(ii) A duly executed Special Warranty Deed with respect to each of the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit D, and otherwise as approved by the Title Company and revised as needed to conform to the requirements of state law for the state in which each of the Premises are located.

(iii) Two (2) counterpart executed originals of each Lease and each Guaranty in the form attached as Exhibit B duly executed by Tenant and Guarantor.

(iv) A duly executed Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to each of the Premises in the form attached as Exhibit C, together with all of the documents assigned thereby.

(v) A duly executed Quit Claim Bill of Sale with respect to the Personalty for each of the respective Premises in the form attached as Exhibit G.

(vi) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(vii) All certificates of insurance, insuring Buyer as the owner of each of the Premises, which are required to be furnished to landlord by the Tenant under the applicable Lease.

(viii) A certification from Seller that all of the representations and warranties of Seller set forth herein are true and correct as of the applicable Closing Date.

(ix) Duly executed counterparts of the closing statement.

(x) Intentionally Omitted.

(xi) Intentionally Omitted.

(xii) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

(b) Buyer shall deliver to Seller at least two (2) Business Days before each Closing Date:

(i) Duly executed counterparts of the closing statement.

(ii) Two (2) counterpart executed originals of each Lease duly executed by Buyer as landlord.

(iii) Intentionally Omitted.

(iv) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

(c) Buyer shall deliver to Seller on or before each Closing Date:

(i) The Purchase Price, less all the deductions, prorations, and credits provided for herein.

11. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a) The Seller shall be charged with all Closing costs, except for those Closing costs that are specifically the responsibility of Buyer under Section 11(b) below, including but not limited to: (i) all real estate conveyance taxes and other transfer taxes, if any, for the Properties imposed by state or local authorities (including those transfer taxes customarily paid by a grantee); (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to each of the Premises as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (iii) the costs of the Title Commitments and the extended owner’s policy of title insurance on the standard form being used in Texas for the seven (7) sites located in Texas, and the ALTA 2006 Form for the remaining two (2) sites not located in Texas (including any additional premiums to delete the “standard” exceptions for parties in possession, matters of survey and construction lien claims); (iv) legal fees and expenses of Seller; (v) the cost of the Phase I Reports, the zoning reports, and the Surveys; (vi) recording costs for the deeds and (vii) all costs and fees charged by the Escrow Agent. All of such Seller costs shall be credited against, and shall reduce dollar-for-dollar, the Purchase Price payable to Seller at each Closing.

(b) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at each Closing: (i) fees and expenses of Buyer’s counsel, (ii) any cost Buyer incurs in inspecting the Properties, and (iii) all title endorsements that Buyer shall choose to obtain, including the amendment to the survey exception in the Texas policies.

(c) At each Closing, rent under the applicable Lease shall be prorated and shall be paid through the end of the month in which such Closing occurs provided, however, if either Closing occurs within the last ten (10) days of any month, base rent shall be paid at the applicable Closing through the end of the following month.

(d) Any taxes, assessments or other charges or expenses, including but not limited to any special assessments, tax increment financing assessments or charges, and costs or assessments under any declaration, easement agreement or common area maintenance and repair agreement (collectively, the “Charges”) that are not payable by the Tenant under each Lease shall be prorated as of the applicable Closing Date with Seller responsible for all Charges for the time period prior to such Closing Date and Buyer responsible for all Charges from such Closing Date forward. All such Charges that are payable as of each Closing Date shall be paid on the such Closing Date by Seller. Pending Charges that are not yet payable as of each Closing Date shall be assumed by Buyer subject to Buyer receiving the prorated amount from Seller as required above. Seller shall also pay and be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any prior use of any of the Premises or any improper or inadequate assessment of any of the Premises for the period prior to each Closing. Any Charges that are payable by the Tenant under each Lease shall not be prorated at the applicable Closing unless Tenant has prepaid any or a portion of any such Charges to Seller, in which case, Seller shall give a credit to Buyer for any amount prepaid by a Tenant. The proration obligations of this Section shall survive for four hundred and fifty (450) days from each Closing Date.

12. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

(a) After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3(a) above and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

(b) The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

(i) To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the applicable Inspection Period for any reason or no reason whatsoever.

(ii) To Seller on each Closing Date, provided such Closing shall occur pursuant to this Agreement.

(iii) To Seller upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Buyer has defaulted in the performance of Buyer’s obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than five (5) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 12(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a “Notice of Objection” (as hereinafter defined) from Buyer within such five (5) day period.

(iv) To Buyer upon receipt of written demand therefor (“Buyer’s Demand for Deposit”) stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section 12(b)(i) above (including the failure of any condition to Buyer’s obligation hereunder), or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than five (5) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 12(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such five (5) day period.

(c) Within two (2) Business Days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Buyer’s Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 17 of this Agreement. Notwithstanding anything herein to the contrary, if the Buyer has delivered a notice of termination of this Agreement under Section 12(b)(i), Seller shall have no right to object to the delivery of the Earnest Money Deposit to Buyer, and Escrow Agent shall deliver the Earnest Money Deposit to Buyer.

(d) For any Seller’s Demand for Deposit or Buyer’s Demand for Deposit other than a notice of termination of this Agreement by Buyer under Section 12(b)(i), the non-demanding party shall have the right to object to the delivery of the Earnest Money Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent in the manner provided in Section 17 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 12(b) of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Earnest Money Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

(e) In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 12(b) of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall draw upon the letter(s) of credit and deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, drawing upon the letter(s) of credit, depositing the Earnest Money Deposit in the appropriate court for Orange County, Florida and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

(f) The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(g) Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(h) The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

13. Seller’s Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Properties, Seller makes the following covenants, representations and warranties:

(a) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

(b) Seller holds fee simple title to each of the Premises, free of all liens, assessments and encumbrances except for the applicable Permitted Exceptions.

(c) Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations conducted or contemplated, pursuant to the terms of the applicable Lease at each Premises, to be conducted by Tenant.

(d) There are no employees of Seller at any of the Premises.

(e) Except for construction warranties with respect to the Improvements, there are no service or maintenance contracts affecting any of the Premises to which Seller is a party or by which Seller is bound which shall survive either Closing.

(f) To the best of Seller’s knowledge, none of the Premises or the use thereof by Tenant or the condition thereof violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to any of the Premises.

(g) (i) There exists no uncured event of default nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by Seller or Tenant under either Lease; (ii) Tenant has not asserted nor does it have any defense, set-off or counterclaim in respect of its obligations under either Lease; (iii) no rent under either Lease has been prepaid for more than one month in advance nor are there any rebates, rental concessions, free-rent periods, credits, set-offs, rent reductions, take-back or take-over obligations or any other concessions granted thereunder; and (iv) all leasing commissions and fees with respect to each Lease, if any, have been paid in full.

(h) To the best of Seller’s knowledge, there is no pending or threatened litigation or other proceeding affecting any Premises.

(i) To the best of Seller’s knowledge, there is no pending or threatened or contemplated taking or eminent domain action affecting any Premises.

(j) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at each Closing.

(k) To the best of Seller’s knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to any Premises.

(l) All of the financial data regarding the ownership and operation of each of the Premises and regarding Tenant and Guarantor that Seller previously provided to Buyer prior to the Effective Date and prior to each Closing Date is true, complete, and correct.

(m) Seller has delivered to Buyer true, correct, and complete copies of any Tenant and Guarantor financial data and any store level financial performance data, that Seller has in its possession and control.

(n) To the best of Seller’s knowledge and belief, except as disclosed in the Phase I Reports, no Hazardous Materials have been, stored, treated, disposed of or incorporated into, on or around any of the Premises in violation of any applicable statutes, ordinances or regulations, and each of the Premises are in compliance with all applicable environmental, health and safety requirements.

(o) There are no leases on any of the Premises as of the date hereof and as of the date of each Closing other than each Lease with the Tenant which will be entered into on the date of the applicable Closing.

(p) Seller has delivered to Buyer all of the items Seller is and was required to deliver pursuant to Section 5 of this Agreement.

(q) Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) materially affecting the value or desirability of the Properties whether or not said fact(s) is/are readily observable.

All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true upon the execution of this Agreement and shall be considered reaffirmed as of each Closing Date and shall survive each Closing Date for a period of one (1) year after such Closing Date whether or not Seller signs a reaffirmation certificate at such Closing.

14. Eminent Domain. If prior to the date of each Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of any of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. In such event, at Buyer’s option, Buyer may terminate this Agreement as to that Premises. If Buyer elects not to terminate this Agreement as to such Premises, the condemnation and any condemnation proceeds shall be handled as provided for in the applicable Lease.

15. Casualty. If prior to the date of each Closing any of the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. In such event, the Buyer, at its option, may terminate this Agreement as to that Premises. If Buyer elects not to terminate this Agreement as to such Premises, the casualty and the casualty proceeds shall be handled as provided for in the applicable Lease.

16. Default and Remedies.

(a) In the event either party defaults in the performance of any of the covenants or obligations required to be observed or performed by such party (such defaulting party being hereinafter referred to as the “Defaulting Party”) pursuant to the terms of this Agreement, the non-defaulting party (“Non-Defaulting Party”) before seeking any remedies hereunder, shall provide the Defaulting Party with written notice of such default (“Default Notice”). Defaulting Party shall have ten (10) days from receipt of such Default Notice to cure such default before the Non-Defaulting Party may exercise the remedies set forth in Subsections 16(b) and 16(c) below.

(b) In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on either Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit and any interest earned thereon if received in accordance with the terms of this Agreement is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Properties from sale and the failure of either Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

(c) In the event Seller defaults under any of the terms of this Agreement on or prior to either Closing Date, Buyer shall be entitled to (i) compel specific performance of this Agreement, in which event Buyer may also recover all of its out of pocket costs incurred as a result of said default, and/or (ii) if specific performance is not possible or if Buyer elects not to pursue specific performance, receive a refund of the Earnest Money Deposit and recover its actual out of pocket costs incurred as a result of such default. In addition, in the event a Seller default relates to less than all of the Properties, Buyer shall also be entitled to (i) compel specific performance as to those Premises on which Seller has not defaulted, and (ii) terminate this Agreement as to just those Premises on which Seller has defaulted and recover its actual out of pocket costs incurred as a result of such default. In the event Seller defaults by breaching a representation or warranty set forth in this Agreement and such default is not discovered until after either Closing, Buyer shall be entitled to recover all actual damages incurred by Buyer as a result of said default of Seller. Notwithstanding anything to the contrary contained herein, in the event Seller defaults under any of the terms of this Agreement, Seller shall reimburse Buyer for costs as a result of said default up to $100,000.00.

17. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) Business Days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next Business Day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when sent via electronic mail; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller:	RumbleOn, Inc. 901 W. Walnut Hill Lane, Suite 110A Irving, Texas 75038 Attention: Blake Lawson Phone: (____) __________ Email: blake@rumbleon.com
with a copy to:	Powell Coleman & Arnold, LLP 8080 N. Central Expressway, Suite 1380 Dallas, Texas 75206 Attention: Bruce R. Coleman Phone: (214) 762-5292 Email: bcoleman@pcallp.com
If to Buyer:

NNN REIT, LP

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attention: David G. Byrnes, Jr., Senior Vice President, Deputy General Counsel

Phone: (407) 650-1103

Email: David.Byrnes@nnnreit.com

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attention: Timothy R. Miedona, Esq. Phone: (407) 418-6358 Email: tim.miedona@lowndes-law.com
If to Escrow Agent:	Fidelity National Title Insurance Company One East Washington Street, Suite 450 Phoenix, AZ 85004 Phone: (602) 343-7572 Email: Kelli.Vos@fnf.com

18. Brokerage Commissions. Seller warrants to Buyer that all finders or brokers which have been involved with the introduction of Seller and Tenant and/or the execution and delivery of each Lease and the leasing of the same pursuant thereto will be paid at the applicable Closing, and that no commissions or fees shall be due and payable to any finder, broker or leasing agent in the event of a renewal or expansion with respect to each Lease. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Properties other than B Riley Real Estate LLC that shall be paid by Seller pursuant to a separate written agreement between Broker and Seller. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive each Closing or earlier termination of this Agreement.

19. Miscellaneous Provisions.

(a) Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder, without the consent of Seller, to any entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer. In the event Buyer assigns all of its rights and obligations hereunder to any other third party which has the financial wherewithal to perform the obligations of Buyer hereunder, Buyer must obtain Seller’s consent to assignment, such consent not to be unreasonably withheld or delayed; provided however, that any assignee of Buyer shall assume all of the obligations of Buyer hereunder. Seller shall not assign its rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

(b) Captions. The several headings and captions of the sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Properties, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer.

(d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

(e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Properties, in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f) Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Florida. Seller and Buyer agree that any dispute arising out of this Agreement, the subject matter of this Agreement, the Properties or the transaction between Seller and Buyer, whether brought in contract or tort or at common law, shall be subject to the jurisdiction and venue of the federal courts located in Orange County, Florida and located in Dallas County, Texas. Seller and Buyer further agree to accept service of process out of any of the aforesaid courts in any such dispute by registered or certified mail addressed to Seller or Buyer, as appropriate and sent pursuant to the terms of Section 17 of this Agreement. This paragraph shall survive each Closing or the early termination of this Agreement.

(g) Electronic Signatures and Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be executed via an inked or “wet” signature or, subject to the limitations of this paragraph, an electronic signature valid under that state’s uniform electronic transactions act (“UETA”), or if no such act exists, under the Electronics Signatures in Global and National Commerce Act, 15 USC § 7001, et seq. (“e-sign”). Executed signature pages may be delivered using portable document format (e.g., pdf) or similar file type and transmitted via facsimile, electronic mail, cloud-based server, e-signature technology (e.g. DocuSign) or similar electronic means, and, upon receipt, will be deemed originals and binding upon the signatories hereto. Any manual signature upon this document that is faxed, scanned or photocopied, and any electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original inked or “wet” signature, and the parties hereby waive any objection asserting the contrary. Notwithstanding the above, any deeds, leases, assignment of leases, lease amendments and/or guaranties to be delivered under or pursuant to this Agreement must be executed, witnessed and acknowledged in original inked “wet” signatures and shall not be signed via electronic signature.

(h) Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees whether incurred before, during or after trials or an appeal or in litigating entitlement to attorney’s fees and costs, as well as determining the amount of recoverable attorney’s fees and costs. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. This paragraph shall survive each Closing or the early termination of this Agreement.

(i) Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or U.S. federal holiday, the time therefor shall be extended to the next Business Day.

(k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(l) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

(n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

(o) No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public record of any jurisdiction.

(p) Tax Deferred Exchange. Seller and Buyer agree to cooperate with each other in effecting for the benefit of either party a delayed like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that (i) neither party shall be obligated to delay either Closing hereunder and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.

(q) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER, OR ARISING OUT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

(r) Specially Designated Nationals and Blocked Persons. Seller represents and warrants to Buyer that (I) Seller and each Person owning an interest in Seller is (aa) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (bb) not currently a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (II) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (III) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), (IV) none of the funds of Seller have been derived from any unlawful activity with the result that the investment in Seller is prohibited by law or that this Agreement is in violation of law, and (V) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. The term “Person” means any natural person, corporation, company, partnership, trust or other business entity. Seller covenants and agrees (I) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (II) to immediately notify Buyer in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Seller has a reasonable basis to believe that they may no longer be true or have been breached, (III) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Buyer under this Agreement and (IV) at the request of Buyer, to provide such information as may be requested by Buyer to determine Seller’s compliance with the terms hereof.

(s) Confidentiality. The terms of this Agreement supersede and replace in their entirety any and all non-disclosure agreements, confidentiality agreements and similar agreements between Seller and Buyer and/or Buyer’s affiliates that may have been entered into prior to the date of this Agreement. Seller agrees not to issue any press release or other public disclosure using the name, logo or otherwise referring to Buyer, NNN REIT, Inc., any of their affiliates or the transaction without the prior written consent of Buyer, in Buyer’s sole and absolute discretion. Seller and Seller’s agents and representatives agree to keep this Agreement confidential, and shall not, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, disclose the existence or terms of this Agreement to any other person or entity (other than Seller’s accountants, attorneys, or agents who need to know and who Seller has directed to treat such information as confidential). The terms of this Section shall survive each Closing under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the Effective Date.

BUYER:

NNN REIT, LP,
a Delaware limited partnership

By:	NNN GP Corp., a Delaware
corporation, as general partner

By:	/s/ Christopher P. Tessitore
Name:
Title:	Executive Vice President
Date:	8/22/2023

SELLER:

RUMBLEON, INC.,
a Nevada corporation

By:	/s/ Blake Lawson
Name:
Title:	CFO
Date:	8/22/2023

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Kelli Vos
Name:
Title:	Escrow Officer
Date:	8/22/2023

EXHIBIT A

DESCRIPTION OF THE RESPECTIVE PREMISES

[Legal Description for all nine (9) Premises to be inserted]

Upon completion of the surveys and mutual approval by Seller and Buyer, the respective legal descriptions on the surveys shall supersede the Premises listed below.

Premises	City	State
3101 W Loop 820 S	Fort Worth	TX
3202 East Interstate Highway 20	Hudson Oaks	TX
633 NE Loop 820	Hurst	TX
3850 N Central Expressway	McKinney	TX
2521 SW Wilshire Blvd	Burleson	TX
9938 Plano Road	Dallas	TX
1320 S Stemmons Freeway	Lewisville	TX
755 Industrial Blvd	McDonough	GA
290 N Beach Street	Daytona Beach	FL

A-1

EXHIBIT B

FORM OF LEASE AND GUARANTY

B-1

EXHIBIT C

ASSIGNMENT OF LICENSES, PERMITS,

PLANS, CONTRACTS AND WARRANTIES

THIS ASSIGNMENT OF LICENSES, PERMITS, PLANS, CONTRACTS AND WARRANTIES (this “Assignment”) is entered into and effective as of the _____ day of _______________, 20___, by ***, a ***, having a mailing address at *** (“Assignor”) in favor of NNN REIT, LP, a Delaware limited partnership, having a mailing address at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor has this day conveyed to Assignee certain real property situate in *** County, ***, more particularly described on Exhibit A attached hereto and made a part hereof, together with all improvements thereon (the “Real Property”); and

WHEREAS, in conjunction with the conveyance of the Real Property, Assignor has agreed to assign all of its right, title and interest in and to certain licenses, permits, plans, contracts and warranties relating to the design, development, construction, ownership, operation, management and use of the Real Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignment. Assignor does, to the extent permitted by law, hereby transfer, assign and set over to Assignee to the extent assignable all of Assignor’s right, title and interest in and to (i) all general intangibles relating to the design, development, construction, ownership, operation, management and use of the Real Property, (ii) all certificates of occupancy, zoning variances, licenses, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the design, development, construction, ownership, operation, management and use of the Real Property, (iii) all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, engineering reports and similar materials relating to the Real Property, and (iv) all contract rights (including without limitation rights to indemnification), payment and performance bonds or warranties or guaranties relating to the Real Property (the items described in this Section 1 being hereinafter referred to as the “Licenses, Permits, Plans, Contracts and Warranties”).

2. Further Assurances. Assignor covenants with Assignee that it will execute or procure any additional documents necessary to establish the rights of Assignee hereunder and shall, at the cost of Assignee, take such action as Assignee shall reasonably request to enforce any rights under any of the Licenses, Permits, Plans, Contracts and Warranties that are, by their terms, not assignable to Assignee.

3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns. This document may be executed via electronic signature and, upon receipt, will be deemed original and binding upon the signatory hereto. The electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original inked or “wet” signature, and the parties hereby waive any objection to the contrary.

[SIGNATURES ON THE FOLLOWING PAGE]

C-1

IN WITNESS WHEREOF, Assignor has executed this Assignment effective as of the date set forth above.

***

By:
Name Printed:
Its:

C-2

EXHIBIT D

THIS INSTRUMENT WAS PREPARED

BY AND SHOULD BE RETURNED TO:

Christopher P. Tessitore, Esquire

NNN REIT, Inc.

450 S. Orange Avenue, Suite 900

Orlando, Florida 32801

SPECIAL WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

THAT ***, a ***, whose mailing address is ***, hereinafter referred to as “Grantor,” for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) cash, and other good and valuable consideration to Grantor in hand paid by NNN REIT, LP, a Delaware limited partnership, whose mailing address is 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, hereinafter referred to as “Grantee,” has GRANTED, SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto the said Grantee all that certain lot, tract, or parcel of land situated in *** County, ***, more particularly described on Exhibit A attached hereto;

TOGETHER WITH all of the improvements, tenements, hereditaments, mineral rights and appurtenances belonging or in any way appertaining to such real property, and all of Grantor’s right, title and interest in and to (i) any and all property lying in a bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, mineral rights, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Grantor in connection therewith (the land and all of the foregoing being hereinafter referred to as the “Property”);

PROVIDED, HOWEVER, that this conveyance is made and accepted subject to those matters described on Exhibit B attached hereto and made a part hereof by this reference for all purposes but not any other title matters (provided, however, that reference thereto shall not serve to re-impose same);

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging to Grantor, unto the said Grantee, Grantee’s successors and assigns in fee simple forever;

AND Grantor does hereby covenant with Grantee that Grantor is lawfully seized of the Property in fee simple and has good right and lawful authority to sell and convey the Property, and Grantor does hereby bind itself and its successors to Warrant and Forever Defend all and singular the Property unto the said Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming by, through or under the said Grantor, but against no other, subject, however, to those matters described on Exhibit B hereto.

EXECUTED as of this ____ day of _______________, 20___.

D-1

IN WITNESS WHEREOF, the said Grantor has caused these presents to be executed in its name, the day and year first above written.

Signed, sealed and delivered
in the presence of:	***,
a ***
Name:
Print Name:	By:
Name:
Its:
Name:
Print Name:
(CORPORATE SEAL)

[***Add State Specific Notary Block***]

D-2

EXHIBIT E

LIST OF NINE (9) PREMISES AND THE ALLOCATION OF PURCHASE PRICE FOR THE RESPECTIVE PREMISES

	Tenant Entity	Premises	City	State	Purchase Price Allocation
1	Freedom Powersports Fort Worth, LLC	3101 W Loop 820 S	Fort Worth	TX	$8,333,653
2	Freedom Powersports, LLC	3202 East Interstate Highway 20	Hudson Oaks	TX	$8,584,693
3	Freedom Powersports, LLC	633 NE Loop 820	Hurst	TX	$6,204,800
4	Freedom Powersports McKinney, LLC	3850 N Central Expressway	McKinney	TX	$9,665,333
5	Freedom Powersports Johnson County, LLC	2521 SW Wilshire Blvd	Burleson	TX	$4,141,867
6	Freedom Powersports Dallas, LLC	9938 Plano Road	Dallas	TX	$3,454,507
7	Freedom Powersports Lewisville, LLC	1320 S Stemmons Freeway	Lewisville	TX	$4,381,440
8	Freedom Powersports McDonough LLC	755 Industrial Blvd	McDonough	GA	$5,191,440
9	RNMC Daytona, LLC	290 N Beach Street	Daytona Beach	FL	$6,900,960
TOTAL:					$56,858,693

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EXHIBIT F

Intentionally Omitted

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EXHIBIT G

QUIT CLAIM BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

THAT, ***, a ***, whose address is ***, hereinafter referred to as “Grantor,” for and in consideration of the sum of TEN AND NO/DOLLARS ($10.00) paid by NNN REIT, LP, a Delaware limited partnership, whose address is 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, hereinafter referred to as “Grantee,” the sufficiency and receipt of which is hereby acknowledged, has granted, bargained, sold, transferred and delivered, and by these presents does grant, bargain, sell, transfer and deliver unto the Grantee, its successors and assigns, any and all of Grantor’s right, title and interest in and to all items, goods, chattels, equipment and other tangible personal property which are presently existing and located on and used or useful in connection with the construction, maintenance and operation of the real property described on Exhibit A attached hereto, without warranty of any kind.

TO HAVE AND TO HOLD the same unto the Grantee, its successors and assigns forever.

This document may be executed via electronic signature and, upon receipt, will be deemed original and binding upon the signatory hereto. The electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original inked or “wet” signature, and the parties hereby waive any objection to the contrary.

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed in manner and form sufficient to bind it effective as of the ____ day of __________________, 20____.

***,
a ***

By:
Name:
Its:

(CORPORATE SEAL)

G-1